Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE LIFE TO ENTER COINSURANCE

AGREEMENT WITH LIBERTY LIFE

Strategic Transaction Projected to Increase Earnings and ROE

BIRMINGHAM, Alabama (October 22, 2010) Protective Life Corporation (“Protective”) (NYSE: PL) today announced that its principal subsidiary, Protective Life Insurance Company (“Protective Life”), has agreed to enter into a coinsurance agreement with Liberty Life Insurance Company (“Liberty Life”) under the terms of which Protective Life will coinsure substantially all of the life and health business of Liberty Life. The transaction will close in conjunction with Athene Holding Ltd’s acquisition of Liberty Life from an affiliate of Royal Bank of Canada.  The closing of the transaction is subject to various regulatory approvals and other customary conditions to closing.  The closing is expected to take place in the first quarter of 2011.

The initial capital invested by Protective Life in the transaction at closing is projected to be approximately $310 million, including the estimated ceding commission paid to Liberty Life and the incremental capital necessary to support the business.  The transaction is expected to increase Protective’s earnings per diluted share $0.22 to $0.26 in 2011, net of transition costs.  In 2012 the impact on earnings per diluted share is expected to be an increase of $0.34 to $0.38.

Protective previously announced, on September 14, 2010, an agreement to acquire United Investors Life Insurance Company (“United Investors”) from Liberty National Life Insurance Company.  On a combined basis, the two transactions are projected to increase Protective’s earnings per diluted share by $0.37 to $0.46 in 2011 and by $0.52 to $0.60 in 2012 and to increase Protective’s return on equity by approximately 100 to 125 basis points in 2011 and by 125 to 150 basis points in 2012.

Additionally, Protective’s Board of Directors has authorized Protective to proceed with a separate securitization transaction in which Protective’s insurance subsidiaries will securitize certain redundant insurance reserves arising from term life insurance business written by such subsidiaries in 2008, 2009 and 2010.  This transaction will free up substantial amounts of capital that are now committed or would be committed in the future to fund the redundant reserves.  Expenses associated with the transaction will reduce earnings per diluted share in 2011 by an estimated $0.08.  Upon the completion of this transaction, substantially all of Protective’s redundant term life insurance reserves will be funded beyond the peak level of those reserves.  The closing of this transaction is also subject to various conditions and contingencies, including regulatory approvals.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer, stated, “We are pleased to announce another important transaction. This transaction and the United Investors acquisition, on a combined basis, will increase our total life insurance reserves by approximately 18%.  Protective has a proven track record of successfully acquiring companies and blocks of business, and this transaction demonstrates once again our industry-leading capabilities in this strategically important area of our business.”

The Company will host a brief conference call for management to discuss the transaction with analysts and professional investors on October 22, 2010 at 12:00 noon Eastern. Analysts and professional investors may access this call by dialing 1-866-804-6920 (international callers 1-857-350-1666) and entering the conference passcode: 31099850. A recording of the call will be available from 3:00 p.m. Eastern October 22, 2010 until midnight November 5, 2010. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 33303656.

The public may access a live webcast of the call, along with a call presentation, on the Company’s website at www.protective.com.

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States. It has annual revenues of approximately $3.1 billion and as of December 31, 2009 had assets of approximately $42.3 billion.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” that may express expectations of future events and results regarding the proposed transactions, including but not limited to statements regarding the expected benefits and costs of the proposed transactions, the ability to complete the proposed transactions, and the expected timing of the completion of the proposed transactions.  All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties.  Protective cannot give assurance that such statements will prove to be correct. The factors that could affect the future events include, but are not limited to, general economic conditions and the following known trends and uncertainties: Protective Life may not be able to complete the transactions due to, among other things, the inability of the parties to satisfy the various closing conditions, including the receipt of required regulatory approvals; completion of the transactions may be more costly or may take longer than expected; the financing structure of the transactions may be different than currently contemplated; the actual financial results of the transactions could differ materially from Protective’s expectations and may be impacted by items not taken into account in its forecasts and/or its earnings per share calculations; and Protective Life’s expectations regarding its ability to successfully integrate and transition the acquired operations and satisfy its legal and compliance obligations in relation to the transactions may prove to be incorrect. In addition, please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of Protective’s most recent Form 10-K; Part II, Item 1A, Risk Factors, of Protective’s subsequent quarterly reports on Form 10-Q; and Protective’s reports filed on Form 8-K for more information about risk factors.  Protective assumes no obligation and does not intend to update these forward-looking statements.

Contacts:
Rich Bielen	Eva Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912